Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-206926), of our report dated June 26, 2018, related to the consolidated financial statements of True Drinks Holdings, Inc. as of December 31, 2017 and 2016 and for the years then ended, which appears in the Annual Report on Form 10-K of True Drinks Holdings, Inc. for the year ended December 31, 2017. The report for True Drinks Holdings, Inc. includes an explanatory paragraph about the existence of substantial doubt concerning its ability to continue as a going concern.

/s/ Squar Milner LLP

Newport Beach, California
June 26, 2018